THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
          REGISTERED   UNDER  THE  SECURITIES   ACT  OF  1933.   THESE
          SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

                          CONTINGENT WARRANT AGREEMENT

     This CONTINGENT WARRANT AGREEMENT (the "Agreement") is made and entered into as of July 22, 1999 by and between AMPEX CORPORATION, a Delaware corporation ("Ampex"), and INFORMATION SUPER STATION, L.L.C., a District of Columbia limited liability company (the "Holder").

     WHEREAS, the parties have entered into that certain Stock Purchase Agreement, dated July 7, 1999 (the "Purchase Agreement"), among Ampex, the Holder, and Executive Branch Webcasting Corporation, a Delaware corporation ("EBWC"), pursuant to which, among other things, the Holder has agreed to contribute to EBWC certain intellectual property rights in exchange for (i)
$1,000,000, including all the Ampex Stock (as defined in the Purchase Agreement), if any, from EBWC, and (ii) the Warrant (as defined below) from Ampex.

     WHEREAS, Ampex and the Holder have entered into that certain Registration Rights Agreement, dated July 22, 1999 (the "Registration Rights Agreement"), between Ampex and the Holder, pursuant to which Ampex has agreed to file a registration statement with the Securities and Exchange Commission ("SEC") covering the Warrant Shares (as defined below) and to use its best efforts to register the Warrant Shares with the SEC under the Securities Act of 1933, as amended (the "Securities Act").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1. Grant of the Warrant. Pursuant to Section 1.2 of the Purchase Agreement, Ampex hereby grants the Holder a warrant (the "Warrant") to purchase at $3.90 per share (the "Exercise Price") up to 512,821 shares (the "Warrant Shares") of Class A common stock, par value $.01 per share, of Ampex (the "Class A Stock").

     Section 2. Term. The Warrant shall expire on June 15, 2001, unless sooner terminated pursuant to Section 3 hereof.

                                      -1-


     Section 3. Vesting. The Warrant shall vest according to the following schedule:



            Date                             Portion of Total Warrant
            ----                                Which Is Exercisable
                                             -----------------------


Upon the  exercise  of the March 15,
2000  Option  (as  defined in the
Purchase  Agreement) and  consummation
of the purchase of the shares of
common  stock,  par value $.01 per
share,  of EBWC (the "EBWC  Stock"),
underlying the March 15, 2000 Option.                25%


Upon the  exercise  of the July 15,
2000  Option  (as  defined  in the
Purchase  Agreement) and consummation
of the purchase of the EBWC Stock
underlying the July 15, 2000 Option.                 75%



Notwithstanding anything herein to the contrary, the Warrant shall lapse (a) in its entirety, on March 15, 2000, unless the March 15, 2000 Option is duly exercised and paid for on or prior to such date, and (b) on July 15, 2000, with respect to any unvested portion of the Warrant, unless the July 15, 2000 Option is duly exercised and paid for on or prior to such date.


     Section 4. Exercise.

          (a) The vested portion of the Warrant may be exercised, in whole or in part, but not as to any fractional shares, during the term of the Warrant by written notice to Ampex specifying the number of Warrant Shares to be purchased and place and date for the closing, which shall be no later than five (5) business days from the date of the such notice.

          (b) The Holder shall deliver (i) the Warrant, and (ii) unless the Warrant Shares have been registered under the Securities Act pursuant to the Registration Rights Agreement, a letter representing that the Warrant Shares so acquired by it pursuant to this Agreement are being acquired for its own account for investment and not with a view to any distribution thereof, and agreeing that the Holder will not offer to sell or otherwise dispose of any such shares of Class A Stock so acquired in violation of the Securities Act, or of the securities laws of any state.

     Section 5. Payment of Purchase Price and Delivery of Certificates. At any closing hereunder with respect to the exercise of the Warrant by the Holder:

          (a) Against delivery of the Warrant Shares to be purchased free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, the Holder shall make payment to Ampex of the aggregate price for the Warrant Shares so purchased in immediately available funds.

          (b) Ampex shall deliver to the Holder a duly executed certificate or certificates representing the number of Warrant Shares so purchased, registered in the name of the Holder or its designee. Unless the Warrant Shares have been registered under the Securities Act pursuant to the Registration Rights
Agreement, each certificate for the Warrant Shares will be imprinted with a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

          (c) Unless the Warrant has expired or all of the purchase rights represented hereby have been exercised, Ampex shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by the Warrant which have not expired or been exercised and shall deliver such new Warrant, along with the certificate or certificates referred to in Section 5(b) hereof to the Holder or its designee.

          (d) The issuance of certificates for the Warrant Shares shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by Ampex in connection with the exercise of the Warrant and the related issuance of Warrant Shares; provided, however, that Ampex shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of the Warrant or any certificates for Warrant Shares in a name other than that of the Holder, and Ampex shall not be required to issue or deliver such Warrant or certificate for Warrant Shares unless and until the Holder requesting the issuance thereof shall have paid to Ampex the amount of such tax or shall have established to the reasonable satisfaction of Ampex that such tax has been paid.

     Section 6. Reservation of Warrant Shares. Ampex shall at all times reserve and keep available out of its authorized but unissued shares of Class A Stock, solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Class A Stock issuable upon the exercise of the Warrant. All shares of Class A Stock which are so issuable shall, when issued and upon the payment of the Exercise Price therefor, be duly and validly issued, fully paid and nonassessable. Ampex shall use its best efforts to take all such actions as may be necessary to assure that all such Warrant Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Stock may be listed (except for official notice of issuance which shall be immediately delivered by Ampex upon each such issuance).

     Section 7. Adjustments, Notice Provisions and Restrictions on Issuance of Additional Securities.

          (a)  Adjustment of Exercise  Price.  Subject to the provisions of this
Section 7, the Exercise Price in effect from time to time shall be subject to adjustment, as follows:

               (i) In case Ampex shall (A) declare a dividend or make a distribution on the outstanding shares of its Class A Stock in shares of its Class A Stock, (B) subdivide or reclassify the outstanding shares of its Class A Stock into a greater number of shares, or (C) combine or reclassify the outstanding shares of its Class A Stock into a smaller number of shares, the Exercise Price in effect immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Class A Stock outstanding immediately before such dividend, distribution, subdivision, combination or reclassification, and of which the denominator shall be the number of shares of Class A Stock outstanding immediately after such dividend, distribution, subdivision, combination or reclassification. Any shares of Class A Stock of Ampex issuable in payment of a dividend shall be deemed to have been issued immediately prior to the record date for such dividend for purposes of calculating the number of outstanding shares of Class A Stock of Ampex under Sections 7(a)(ii) and 7(a)(iii) hereof. Such adjustment shall be made successively whenever any event specified above shall occur.

               (ii) In case Ampex shall fix a record date for the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of its Class A Stock entitling them (for a period expiring within 45 days after such record date) to subscribe for or purchase shares of its Class A Stock at a price per share less than the Market Price (as defined below) on such record date the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Class A Stock outstanding on such record date plus the number of shares of Class A Stock which the aggregate offering price of the total number of shares of Class A Stock so offered would purchase at the Market Price per share, and of which the denominator shall be the number of shares of Class A Stock outstanding on such record date plus the number of additional shares of Class A Stock offered for subscription or purchase. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such rights, options, warrants or convertible or exchangeable securities are not so issued or expire unexercised, the Exercise Price then in effect shall be readjusted to the Exercise Price which would then be in effect if such unissued or unexercised rights, options, warrants or convertible or exchangeable securities had not been issuable.

               (iii) In case Ampex shall fix a record date for the making of a distribution to all holders of shares of its Class A Stock (A) of shares of any class other than its Class A Stock, (B) of evidences of its indebtedness, (C) of assets (excluding cash dividends or distributions (other than extraordinary cash dividends or distributions), and dividends or distributions referred to in Section 7(a)(i) hereof), or (D) of rights, options, warrants or convertible or exchangeable securities (excluding those rights, options, warrants or convertible or exchangeable securities referred to in Section 7(a)(ii) hereof), then in each such case the Exercise Price in effect immediately thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Class A Stock outstanding on such record date multiplied by the Market Price per share on such record date, less the aggregate fair market value as determined in good faith by the board of directors of Ampex (the "Board of Directors") of said shares or evidences of indebtedness or assets or rights, options, warrants or convertible or exchangeable securities so distributed, and of which the denominator shall be the total number of shares of Class A Stock outstanding on such record date multiplied by such Market Price per share. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Exercise Price then in effect shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed.

               (iv) For the purpose of any computation herein, the "Market Price" per share at any date (the "Computation Date") shall be as follows: (A) if the Class A Stock is listed on a national securities exchange or quoted on a national quotation system, the Market Price shall be deemed to be the average of the daily closing prices of the Class A Stock for the ten (10) consecutive
Trading Days (as defined below) ending on the Trading Day before such date; provided, however, that if there shall have occurred prior to the Computation Date any event described in Section 7(a)(i) or 7(a)(ii) which shall have become effective with respect to market transactions at any time (the "Market-Effect Date") on or after the beginning of such 10-day period, the closing price for each Trading Day preceding the Market-Effect Date shall be adjusted, for purposes of calculating such average, by multiplying such closing price by a fraction the numerator of which is the Exercise Price as in effect immediately prior to the Computation Date and the denominator of which is the Exercise Price as in effect immediately prior to the Market-Effect Date, it being understood that the purpose of this proviso is to ensure that the effect of such event on the market price of the Class A Stock shall, as nearly as possible, be eliminated in order that the distortion in the calculation of the Market Price may be minimized; (B) if there is no public market for the Class A Stock, the highest price at which shares of Class A Stock are offered for sale in a public offering registered pursuant to the Securities Act or in an arms-length private offering, if any such offering is pending (unless such offer is revoked prior to such sale) on the date of determination of Market Price; or (C) if there is no public market for Class A Stock and no such offering is pending, the fair market value per share of Class A Stock as determined in good faith by the Board of Directors; provided, however, that if the Class A Stock shall no longer be traded on the National Market System of the National Association of Securities Dealers, Inc. or any other national securities exchange, the term "Class A Stock" shall mean the class or series of Class A Stock which is so traded. As used herein the term "Trading Days" with respect to Class A Stock means (A) if the Class A Stock is quoted on the National Market Automated Quotation System of the National Association of Securities Dealers, Inc., or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system, or (B) if the

Class A Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business. For all purposes of this Agreement all valuations made by the Board of Directors shall be final and conclusive on Ampex and the Holders, their successors and assigns, absent manifest error. In determining the Market Price, the Board of Directors may obtain and rely on information provided by any source or sources reasonably believed to be accurate.

          (b) No Adjustments to Exercise Price. No adjustment in the Exercise Price in accordance with the provisions of Section 7(a)(i), 7(a)(ii) or 7(a)(iii)) hereof need be made unless such adjustment would amount to a change of at least 1% in such Exercise Price of the Warrant; provided, however, that the amount by which any adjustment is not made by reason of the provisions of this Section 7(b) shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

          (c) Adjustment of Number of Shares. Upon each adjustment of the Exercise Price pursuant to Section 7(a)(i), 7(a)(ii) or 7(a)(iii) hereof, each Warrant shall thereupon evidence the right to purchase that number of Warrant Shares (calculated to the nearest hundredth of a share) obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment upon exercise of the Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment. In the event that the Exercise Price may not be adjusted due to the provisions of Section 7(e) hereof, the number of Warrant Shares purchasable upon the exercise of each Warrant shall be adjusted hereunder as if the Exercise Price had been so adjusted.

          (d) Reorganizations. In case of any capital reorganization, other than in the cases referred to in Section 7(a) hereof, or the consolidation or merger of Ampex with or into another corporation (other than a merger or consolidation in which Ampex is the continuing corporation and which does not result in any reclassification of the outstanding shares of Class A Stock or the conversion of such outstanding shares of Class A Stock into shares of other stock or other securities or property), or the sale or conveyance of the property of Ampex as an entirety or substantially as an entirety (collectively such actions being hereinafter referred to as "Reorganizations"), there shall thereafter be deliverable upon exercise of any Warrant (in lieu of the number of Warrant Shares theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of Warrant Shares which would otherwise have been deliverable upon the exercise of such Warrant would have been entitled upon such Reorganization if such Warrant had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors, shall be made in the application of the provisions herein set forth with respect to the rights and interests of Warrant holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of the Warrant. Ampex shall not effect any such Reorganization, unless upon or prior to the consummation thereof the successor corporation, or if Ampex shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Class A Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the Holder of any Warrant such shares of stock, securities, cash or other property as such Holder shall be entitled to purchase in accordance with the foregoing provisions.

          (e) Exercise Price Less Than Par Value. The Exercise Price shall not be adjusted below the par value per share of the Class A Stock for the purpose of making any adjustment as may be required pursuant to this Section 7.

          (f) Notice of Certain Actions. In the event Ampex shall:

               (i) declare any dividend payable in stock to the holders of its Class A Stock or make any other distribution in property other than cash to the holders of its Class A Stock; or

               (ii) offer to the holders of its Class A Stock rights to subscribe for or purchase any shares of any class of stock or any other rights or options; or

               (iii) effect any reclassification of its Class A Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Class A Stock) or any capital reorganization or any consolidation or merger (other than a merger in which no distribution of securities or other property is made to holders of Class A Stock), or any sale, transfer or other disposition of its property, assets and business substantially as an entirety, or the liquidation, dissolution or winding up of Ampex; then, in each such case, Ampex shall cause notice of such proposed action to be mailed to the Holder at least thirty (30) days prior to such action. Such notice shall specify the date on which the books of Ampex shall close, or a record be taken, for determining holders of Class A Stock entitled to receive such stock dividend or other distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution, winding up or exchange shall take place or commence, as the case may be, and the date as of which it is expected that holders of record of Class A Stock shall be entitled to receive securities or other property deliverable upon such action, if any such date has been fixed. Ampex shall cause copies of such notice to be mailed to each Holder. Such notice shall be mailed in the case of any action covered by Section 7(f)(i) or (ii) hereof, at least ten (10) days prior to the record date for determining holders of the Class A Stock for purposes of receiving such payment or offer, and in the case of any action covered by of this Section 7(f)(iii), at least ten (10) days prior to the earlier of the date upon which such action is to take place or any record date to determine holders of Class A Stock entitled to receive such securities or other property.

          (g) Warrant Amendments. Irrespective of any adjustments pursuant to this Section 7, the Warrant theretofore or thereafter issued need not be amended or replaced, but certificates thereafter issued shall bear an appropriate legend or other notice of any adjustments;

provided Ampex may, at its option, issue certificates evidencing the new Warrant in such form as may be approved by its Board of Directors to reflect any adjustment in the Exercise Price and number of Warrant Shares purchasable under the Warrant and deliver the same to the Holder in substitution for the existing Warrant.

     Section 8. No Voting Rights. The Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of Ampex.

     Section 9. Restrictions. Subject to the provisions of this Section 9, the Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder (subject to Section 5(d) hereof), upon surrender of the Warrant with a properly executed Assignment (in the form of Exhibit A hereto) at the principal office of Ampex. The Holder agrees that it will not sell, transfer or otherwise dispose of the Warrant, in whole or in part, except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder. Each certificate evidencing each Warrant issued upon such transfer shall bear the restrictive legends set forth in Section 5(b) hereof.

     Section 10. Listing. Ampex will use its best efforts to cause the Warrant Shares to be listed on any domestic securities exchange upon which shares of its Class A Stock are listed at the time of issuance.

     Section 11. Warrant Register. Ampex shall maintain at its principal executive offices books for the registration and the registration of transfer of the Warrant. Ampex may deem and treat the Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

     Section 12. Fractional Shares. Ampex may, but shall not be required, to issue a fraction of a share of a Class A Stock upon exercise of the Warrant in whole or in part, including any which may result from adjustments in accordance with Section 7 hereof to the Exercise Price or number of Warrant Shares purchasable under each Warrant. With respect to any final fraction of a Warrant Share called for upon the exercise of the Warrant, Ampex shall pay a cash adjustment to the Holder of the Warrant in respect of such final fraction in an amount equal to the same fraction of the Market Price of a Warrant Share as determined by Ampex on the business day next preceding the date of such exercise. The Holder of the Warrant, by its acceptance of the Warrant, shall expressly waive any right to receive any fractional Warrant Share upon exercise of the Warrant. All calculations under this Section 12 shall be made to the nearest hundredth of a share.

     Section 13. Notices. All notices or other communications under this Agreement shall be sufficient if in writing and delivered by hand or sent by telecopy, or sent, postage prepaid by registered, certified or express mail, or by recognized overnight air courier service, and shall be deemed given when so delivered by hand or telecopied, or if mailed or sent by overnight courier service, on the third business day after mailing (first business day after mailing in the case of express mail or overnight courier service) to the parties at the following addresses:

                  If to Ampex:

                  Ampex Corporation
                  500 Broadway
                  Redwood City, California 94063
                  Facsimile:  (650) 367-3440
                  Attention:  General Counsel

                  with copies to:

                  Battle Fowler LLP
                  75 East 55th Street
                  New York, New York 10022
                  Facsimile:  (212) 856-7816
                  Attention:  David D. Griffin, Esq.

                  If to the Holder:

                  Information Super Station, L.L.C.
                  1120 G Street, N.W., Suite 250
                  Washington, D.C. 20005
                  Facsimile:  (202) 756-4329
                  Attention:  Dennis J. Dunbar

                  with copies to:

                  Porter, Wright, Morris & Arthur
                  1667 K Street, N.W.
                  Washington, D.C. 20006-1605
                  Facsimile:  (202) 778-3063
                  Attention: James R. Hagerty, Esq.

or to such other addresses as either party may have furnished to the other in writing in accordance herewith.

     Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of law.

     Section 15. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but shall not confer any rights upon any other person. This Agreement may not be assigned by any party without the consent of the other party(ies).

     Section 16. Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of Ampex and unless Ampex has obtained the written consent of the Holders of at least a majority of the Warrant Shares.

     Section 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     Section 18. Effect of Invalidity. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 19. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 20. Miscellaneous. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     Section 21. Further Assurances. Each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be duly executed on its behalf on the date first above written.

                                     AMPEX CORPORATION


                                  By: /s/ Edward J. Bramson
                                  -------------------------
                                  Name:  Edward J. Bramson
                                  Title: Chairman


                                  INFORMATION SUPER STATION, L.L.C.


                                  By:  /s/ Dennis J. Dunbar
                                  -------------------------
                                  Name:  Dennis J. Dunbar
                                  Title: Managing Member


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                                                                       EXHIBIT A

                                   ASSIGNMENT

         FOR VALUE RECEIVED, __________________________ hereby sells, assigns and transfers all the rights of the undersigned under the attached Contingent Warrant Agreement with respect to the number of shares of the Class A common stock, par value $.01 per share, of Ampex Corporation, covered thereby set forth below, unto:

Names of Assignee            Address                            Number of Shares
-----------------            -------                            ----------------





Dated:                              Signature
                                    [Name]


                                    Witness



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